Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into and effective as of ________________ (the “Effective Date”), by and between ________________ (the “Executive”) and Palomar Holdings, Inc. (the “Company”).  Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, the Company desires to employ Executive pursuant to the terms of this Agreement, and Executive desires to provide personal services to the Company in return for certain compensation under this Agreement; and

WHEREAS, the Parties desire and intend that this Agreement supersede any and all prior employment agreement and understandings between Executive and the Company or any of its or their subsidiaries or affiliates (which collectively or singularly, as the context requires, is referred to as the “Company Group”), or any predecessor to the Company Group and to provide for the employment of Executive upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.Employment by the Company.
1.1Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of _________________, and Executive hereby accepts such employment.  This is a full-time, exempt position, and Executive will be expected to work at least 40 hours per week and additional hours as required by Executive’s job duties.
1.2Duties.
(a)Executive will report to the Chief Executive Officer of the Company (the “CEO”).  Executive shall faithfully perform all duties related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws or operating agreement, as applicable, of the Company Group related to the position or positions held by Executive and all additional duties and authority as are reasonably assigned to Executive, from time to time, by the CEO or designee.
(b)Executive agrees that, while employed by the Company, Executive will devote Executive’s full business time and Executive’s best efforts and business judgment exclusively to the advancement of the business interests of the Company Group and to the discharge of Executive’s duties and responsibilities for them.  Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, except for (i) service on non-for-profit boards, (ii) volunteer service in various civic and charitable activities, and (iii) such other activities as may be specifically approved in writing by the CEO, so long as such activities do not, individually or in the aggregate, interfere with the faithful performance of Executive’s duties and obligations hereunder.
(c)Executive shall perform Executive’s duties under this Agreement principally out of the Company’s office in ________________.  In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable as part of Executive’s performance of Executive’s duties for the Company Group.
1.3Company Policies.  Executive shall comply with all policies, standards, rules, and regulations, including any code of conduct, code of ethics or compliance manual, of the Company Group (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect.  Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company Policies, this Agreement shall control.
2.Compensation; Benefits.
2.1Salary.  The Company will pay Executive a base salary of $_______________ on an annualized basis, subject to review and adjustment by the Company, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).
2.2Bonuses. During the period Executive is employed with the Company, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement a discretionary annual cash bonus, targeted at ____% of Base Salary (“Target Bonus Amount”).  The Target Bonus Amount will be subject to review and adjustment by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion.    Whether or not Executive earns any bonus will be dependent upon (a) Executive ’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the CEO and/or the Compensation Committee in advance of, or within the first quarter of, each bonus year.  The annual period over which performance is measured for purposes of this bonus is January 1 through December 31, unless otherwise modified by the Compensation Committee (such period, the “Performance Period”).  The Compensation Committee will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus.  Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company.  Any bonus, if earned, will be paid to Executive subject to standard federal and state payroll withholding requirements within the time period set forth in the incentive compensation plan, or if no such time period was established, in the year following the applicable Performance Period, at the same time and under the same terms and conditions as other employees of the Company, which will generally occur within thirty (30) days after the Company’s receipt of its audited financial statements for the applicable Performance Period.
2.3Benefits.  Executive will be eligible to participate on the same basis as other similarly situated employees of the Company in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Executive under this Agreement (e.g., a severance pay plan). All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company Group reserves the right to change, alter, or terminate any benefit plan in its sole discretion.
2.4Expense Reimbursement.  The Company shall reimburse Executive for all other customary and appropriate business-related expenses actually incurred and documented in accordance with the Company Group’s policies as in effect from time to time.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations.  As a condition of employment, Executive agrees to execute and abide by a
Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which may be amended by the Parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.
4.Restrictive Covenants.
4.1No Conflict with Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not, and will not, breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
4.2Non-Solicitation of Customers.  Executive acknowledges that non-public information relating to Company Group’s customers and prospects (including their needs or desires with respect to the types of products or services offered by Company Group, proposals, bids, contracts and their contents, the type and quantity of products and services provided or sought to be provided) is confidential and constitutes Proprietary Information (as defined in the Proprietary Information Agreement).  Accordingly, to protect such Proprietary Information and Company Group’s customer goodwill, Executive agrees that, during Executive’s employment with the Company and for a period ending eighteen (18) months after the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive will not, either directly or indirectly, separately or in association with others: (a) use Proprietary Information to induce any Partner, Customer or Potential Customer to terminate, diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group; (b) tortiously interfere with the Company Group’s relationship with any Partner, Customer or Potential Customer; or (c) use Proprietary Information to sell, offer, or provide any products or services to a Customer or Potential Customer that competes with any products or services offered by a Company Group entity.  For purposes of this Agreement, “Customer or Potential Customer” is any person or entity who or which, at any time during the twelve (12) month period prior to the date Executive’s employment with the Company ends: (i) contracted for, was billed for, or received from a Company Group entity any of its products or services; or (ii) was solicited by a Company Group entity for the purpose of offering its products or services in an effort in which Executive was involved.  The term “Partner” means any prospective carrier, broker, agent, or other individual, corporation, or business entity that assists the Company Group in selling or offering its products or services or has entered a formal business relationship with the Company Group for the purpose of advancing the Company Group’s business interests.
4.3Non-Solicitation of Employees or Consultants.  Executive agrees that, during the Restricted Period, Executive will not, either directly or indirectly, separately or in association with others: (a) solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with a Company Group entity, any person employed or engaged by a Company Group entity and any former employee, consultant or contractor of a Company Group entity employed or engaged by such entity in the preceding twelve (12) months (each a “Covered Person” and collectively, “Covered Persons”), even if Executive did not initiate the discussion or seek out the contact; provided, however, that general advertisements for employment which are not specifically targeted at any Covered Person will not alone constitute a violation of this Section 4.3; or (b) hire, employ, or exclusive engage, or attempt to hire, employ, or exclusively engage, any Covered Person to work in any capacity for an entity that competes with the Company Group.
4.4Non-Disparagement. Executive agrees not to disparage, criticize, or make any written or verbal statements that are negative, detrimental, or injurious to the Company Group, or their business, their management or their products, services or other offerings, except (a) as required by applicable law, (b) in connection with reports of possible violations of anti-discrimination laws, labor relations laws, occupational health and safety laws, wage and hour laws, or securities laws to the appropriate government enforcing agency and such other disclosures that are expressly protected under such laws, or (c) in responding truthfully to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation.
4.5Notification of New Employer.  In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer or business partners about the Executive’s obligations under Section 4 of this Agreement
4.6Construction.  Executive agrees that the restrictions contained in Section 4 of this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  In the event that a court finds any of the restrictions in Section 4 of this Agreement to be ambiguous, unenforceable, or invalid, Executive and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.
4.7Injunctive Relief.  Executive agrees that, were Executive to breach any of the covenants contained in Section 4, the damage to the Company Group would be irreparable. Executive, therefore, agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those covenants without having to post bond and will additionally be entitled to an award of its attorney’s fees. So that the Company Group may enjoy the full benefit of the covenants contained in Section 4, Executive further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by Executive of any of the covenants contained in Sections 4.2 or 4.3.  The Parties further agree that each entity within the Company Group shall have the right to enforce all of Executive’s obligations to that entity under this Agreement, including without limitation pursuant to this Section 4.  Finally, except as otherwise expressly set forth herein, no claimed breach of this Agreement or other violation of law attributed to the Company Group or change in the nature or scope of Executive’s employment shall operate to excuse Executive from the performance of Executive’s obligations under Section 4.
5.At-Will Employment.  Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.
6.Effect of Termination.  The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter the at-will status of Executive’s employment.  The effective date on which Executive’s employment with the Company ends for any reason shall be referred to as the “Termination Date.”  In the event Executive’s employment ends for any reason, Executive shall be entitled to the Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.  Executive’s rights to any additional compensation following a termination shall be only as set forth below.
6.1Termination by the Company for Cause.
(a)The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 8.1 of this Agreement.  For purposes of this Agreement, “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) Executive’s refusal or failure to perform (other than by reason of Disability), or Executive’s material negligence in the performance of Executive’s duties and responsibilities to the Company Group, or Executive’s refusal or failure to follow or carry out any reasonable direction of the CEO, an authorized officer of the Company Group, the Board of Directors of the Company or a committee thereof (the “Board”), which refusal, failure or negligence, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach, (ii) Executive’s material breach of any Company Policy or any provision of any agreement to which Executive and the Company Group are party, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach of any of the terms of the Proprietary Information Agreement shall be deemed not susceptible of cure), (iii) commission by Executive of fraud, embezzlement or theft; (iv) commission by Executive of any felony or any other crime involving dishonesty or moral turpitude; (v) any other conduct that involves a breach of fiduciary obligation or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company Group, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach; (vi) any adverse action or omission by Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company Group to sell securities under any Federal or state law or which would disqualify the Company Group from any exemption otherwise available to it; (vii) Executive being prohibited by law or any order from any regulatory body or governmental body from being an employee or director of any company, firm or entity; or (viii) Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO or the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(b)In the event Executive’s employment is terminated at any time for Cause, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.2Termination by the Company Without Cause.
(a)The Company shall have the right to terminate Executive’s employment with the Company without Cause pursuant to this Section 6.2 at any time by giving notice as described in Section 8.1 of this Agreement.  A resignation for Good Reason pursuant to Section 6.3(b) below shall constitute a termination without Cause for purposes of receiving the Severance Pay described in this Section 6.2(b).  In addition, a termination pursuant to Section 6.4 below and a transfer of Executive’s employment from the Company to another member of the Company Group, and an assignment of this Agreement to such Company Group member, shall not constitute a termination without Cause for purposes of receiving the Severance Pay described in this Section 6.2(b).
(b)If the Company terminates Executive’s employment without Cause, then Executive shall be entitled to receive the Accrued Obligations and, subject to Executive’s compliance with the obligations in Section 6.2(c) below, Executive shall be eligible to receive, and the Company will provide to Executive (or his legal representative or beneficiaries, as applicable) the severance benefits described below: (i) severance payments in an amount equal to Executive’s then current Base Salary for a period of twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments on the Company’s regularly scheduled payroll dates over the Severance Period, beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.2(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; (ii) payments equal to the monthly premium cost to continue health coverage pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and Executive’s eligible dependents in the same amount as if Executive were an active employee of the Company, provided that Employee is eligible for and timely elects COBRA coverage and pays Executive’s share of the premium cost, which payments shall continue until the earliest of (A) the Severance Period, (B) the date Executive is no longer eligible to receive continuation health coverage under COBRA, or (C) the date Executive becomes eligible for health coverage with a new employer (such payments described in clause (i) and (ii), collectively the “Severance Pay”).
(c)Executive shall be entitled to the Severance Pay pursuant to Section 6.2(b) of this Agreement if:  (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company in a form reasonably acceptable to the Company (the “Release”), by the 60th day following the Termination Date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company Group, Executive resigns such position(s) to be effective no later than the Termination Date (or such other date as requested by the CEO); (iii) Executive returns all Company property with all data stored on any electronic devices intact; (iv) Executive complies with all post-termination obligations under this Agreement; and (v) Executive complies with the terms of the Release, including without limitation the non-disparagement and confidentiality provisions contained in the Release.  To the extent that the Severance Pay are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the Severance Pay will not be made or begin until the later calendar year.
(d)Any Severance Pay provided to Executive pursuant to this Agreement are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (excluding, however, any Accrued Obligations).
(e)Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Pay for which Executive is eligible pursuant to Section 6.2(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.
6.3Resignation by Executive; Resignation by Executive for Good Reason.

(a)Executive may resign without Good Reason from Executive’s employment with the Company at any time, although the Company requests at least thirty (30) days’ advance notice of Executive’s desire to resign his employment.  In the event Executive resigns without Good Reason from Executive’s employment with the Company, Executive will not receive the Severance Pay or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
(b)Executive may terminate your employment with the Company for Good Reason (as defined below) by (i) providing written notice thereof as described in Section 8.1 to the Company no later than (30) days following the occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason, (ii) providing the Company a period of thirty (30) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason and (iii) terminating your employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, in each case without Executive’s consent, (i) a material diminution in Executive’s title, duties or responsibilities, provided that such action is not taken in connection with a disciplinary action nor termination of Executive’s employment by the Company and provided, further, that a change in title resulting from a restructuring or reorganization of the Company Group will not by itself result in a diminution of Executive’s position, (ii) a material diminution in Executive’s Base Salary or Target Bonus Amount (unless pursuant to a salary reduction program or compensation change applicable generally to the Company’s similarly situated employees), or (iii) a requirement that Executive relocate Executive’s principal place of employment to a location more than twenty-five (25) miles from Executive’s then-current principal place of employment immediately prior to such relocation.
(c)In the event Executive resigns from Executive’s employment for Good Reason, then subject to Executive’s compliance with the obligations in Section 6.2(c) above, Executive shall be eligible to receive the Severance Pay as described in Section 6.2(b) and on the same terms and conditions set forth in Section 6.2(c) and Section 6.2(d) as if Executive had been terminated by the Company without Cause.
(d)Any damages caused by Executive’s resignation for Good Reason would be difficult to ascertain; therefore, the Severance Pay for which Executive is eligible pursuant to Section 6.3(c) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.
6.4Termination by Virtue of Death, or Disability of Executive.
(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.
(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability.  Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive (i) is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation (as applicable), which lasts or, based on the written certification by two licensed physicians, is expected to last at least 180 days in the aggregate during any twelve (12) month period; or (ii) is determined to be totally disabled by the Social Security Administration or qualifies for disability payments under any long term disability insurance plan.  This definition shall be interpreted and applied consistent with the

Americans with Disabilities Act and other applicable law.  In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive any severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.5Change in Control Benefits.  In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following the effective date of a Change in Control (as defined under the Palomar Holdings, Inc. 2019 Equity Incentive Plan, as amended from time to time), then Executive shall be entitled to the Accrued Obligations, the Severance Pay subject to the terms and conditions set forth in Section 6.2(b) through Section 6.2(e), and in the event that Executive’s outstanding equity as of the closing of such Change in Control is assumed or continued (in accordance with its terms) by the surviving entity in such Change in Control, then 100% of the unvested portion of such equity shall become vested.
6.6Cooperation With Company After Termination of Employment.  Following termination of Executive’s employment for any reason and for a period of two years thereafter, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company.  The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.
6.7Tax Provisions.
(a)It is intended that all of the Severance Pay under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.
(b)The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.
(c)No Severance Pay will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”).  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(d)If the Company determines that the Severance Pay provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the

Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Pay will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Pay that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Pay had not been delayed pursuant to this Section 6.7, and (2) commence paying the balance of the Severance Pay in accordance with the applicable payment schedule set forth in Section 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.7.
7.Mutual Arbitration.
7.1Scope of Arbitration.  In the event of any dispute, claim, or controversy that could otherwise be raised in court (“Claims”) between Executive and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans’ sponsors; fiduciaries; administrators; and all successors and assigns of any of them), the Parties jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court.  The Claims subject to arbitration include all claims arising from or related to your employment or the termination of Executive’s employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance.  Claims not covered by this arbitration provision are: claims for workers' compensation or unemployment benefits; petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; and claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law.  Moreover, any Party may seek provisional relief from a court upon the ground that the award to which the Party may be entitled may be rendered ineffectual without provisional relief.  All Claims subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court.
7.2Arbitration Rules and Process.  The arbitration (i) shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.jamsadr.com or by calling JAMS at (800) 352-5267; (ii) shall be heard before a retired State or Federal judge in the county containing the Company office in which Executive was last employed, unless the Parties agree otherwise; and (iii) must be initiated within the time period required under the applicable statute of limitations.  Each Party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration.  The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including the award of any remedy or relief on an individual basis.  The arbitrator’s award shall be in writing, with factual findings, reasons given, and evidence cited to support the award.  The arbitrator’s decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it or it may be corrected, modified, or vacated on any ground permitted by applicable law.  The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and State arbitration statutes shall apply only to the extent they are not preempted.  If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable.  If that is not possible, it shall be severed and the remaining terms shall remain in full force and effect.  The Parties shall equally share the cost of the arbitration, including the arbitrator’s fees.  Each Party shall pay for its own costs and attorneys’ fees, if any, except as otherwise required by law.
7.3Advice of an Attorney.  Executive acknowledges that the Company has advised Executive to consult with an attorney.
7.4Voluntary Agreement.  Executive represents that Executive has read this Agreement and understands and accepts each of its terms.  Executive further represents that no representations, promises, agreements, stipulations, or statements have been made by the Company Group, beyond those contained herein.  Executive further represents that Executive voluntarily signs this Agreement as Executive’s own free act, and that Executive is not acting under any coercion or duress.
8.General Provisions.
8.1Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery.  All communications shall be sent to the Company at its primary office location (attention of the Company’s Chief Executive Officer) and to Executive at Executive’s address as listed on the Company’s payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.
8.2Severability.  Whenever possible each provision of this Agreement will be interpreted so as to be fully effective and valid under applicable law.  In the event that any provision of this Agreement is determined to be unenforceable in any respect as written, such provision of this Agreement is determined to be unenforceable in any respect as written, such provision will be deemed to have been automatically modified to the minimum extent necessary to make it enforceable and the provision will be enforced as so modified.  If notwithstanding the preceding sentence, any provision contained in this Agreement is determined to be void or unenforceable in whole or in part or as so modified, it will not be deemed to affect or impair the validity of any other provision contained in this Agreement
8.3Waiver and Amendment.  No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Executive and by the Chief Executive Officer or Chief Financial Officer of the Company (exclusive of Executive himself).  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver shall be effective unless set forth in writing and signed by the party against whom such waiver is asserted.  If the party against whom such waiver is asserted is the Company, no waiver shall be effective unless signed by the Chief Executive Officer or Chief Financial Officer of the Company (exclusive of Executive himself).
8.4Headings.  The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.5Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or r representations by the parties, written or oral, which may relate to the subject matter hereof.
8.6Choice of Law.  EXCEPT FOR THE FEDERAL ARBITRATION ACT, WHICH SHALL APPLY TO SECTION 7, the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.
8.7Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.
8.8Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any member of the Company Group or any successor.  Any such successor will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company Group entity that employs Executive.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.
8.9Withholding.  All amounts payable hereunder shall be subject to applicable tax withholding.
8.10Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.  Electronic signatures and signatures transmitted by PDF shall be equivalent to original signatures.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Palomar Holdings, Inc. By: Name: Title:
Executive: Name: